Pricing Supplement No. 2565B

To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated July 31, 2015

Registration Statement No. 333-206013 Dated September 28, 2015; Rule 424(b)(2)

Deutsche Bank AG

$13,536,000 Autocallable Securities Linked to the Lesser Performing of the Russell 2000® Index and the S&P 500® Index due March 31, 2017

General

•	The securities are linked to the lesser performing of the Russell 2000® Index and the S&P 500® Index (each, an “Underlying”).
•	The securities will be automatically called if on any of the semi-annual Observation Dates the closing levels of both Underlyings are greater than or equal to their respective Initial Levels. If the securities are automatically called, investors will receive on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount multiplied by the applicable Call Return based on a rate of 10.50% per annum. The securities will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date.
•	If the securities are not automatically called and the Final Level of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is less than its Initial Level by an amount not greater than the Buffer Amount of 20.00%, investors will receive a return on the securities equal to the absolute value of the Underlying Return of the Laggard Underlying at maturity. However, if the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 20.00%, for each $1,000 Face Amount of securities, investors will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their initial investment if the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. Any payment on the securities is subject to the credit of the Issuer.
•	Senior unsecured obligations of Deutsche Bank AG due March 31, 2017
•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on September 28, 2015 (the “Trade Date”) and are expected to settle on October 1, 2015 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level
	Russell 2000® Index	RTY	1,122.789
	S&P 500® Index	SPX	1,931.34
Automatic Call:	The securities will be automatically called by the Issuer if the closing levels of both Underlyings on any semi-annual Observation Date are greater than or equal to their respective Initial Levels.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 12 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $989.70 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by, and deemed to consent to, the imposition of any Resolution Measure (as defined below) by our competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.50	$999.50
Total	$13,536,000.00	$6,768.00	$13,529,232.00

(1) For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $0.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$13,536,000.00	$1,572.88

Deutsche Bank Securities

September 28, 2015

(Key Terms continued from previous page)

Payment upon an Automatic Call:	If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount multiplied by the Call Return for the applicable Observation Date. The Call Return reflects a rate of 10.50% per annum. The Observation Dates, Call Settlement Dates, Call Return and the payment due upon an Automatic Call applicable to each Observation Date are set forth in the table below.
	Observation Date	Call Settlement Date	Call Return	Payment upon an Automatic Call (per $1,000 Face Amount of securities)
	March 29, 2016	April 1, 2016	105.25%	$1,052.50
	September 28, 2016	October 3, 2016	110.50%	$1,105.00
	March 28, 2017 (Final Valuation Date)	March 31, 2017 (Maturity Date)	115.75%	$1,157.50

Observation Dates[1]:	Semi-annually, on the dates set forth in the table under “Payment upon an Automatic Call” above.
Call Settlement Dates[1]:	As set forth in the table under “Payment upon an Automatic Call” above. The Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Payment at Maturity (if securities are not called):	If the securities are not automatically called, you will receive a cash payment at maturity, which will depend on the performance of the Laggard Underlying on the Final Valuation Date, calculated as follows:
• If the Final Level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount of 20.00%, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date, calculated as follows:
$1,000 + ($1,000 × Absolute Return)
• If the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 20.00%, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date, calculated as follows:
$1,000 + [$1,000 × (Underlying Return of the Laggard Underlying + Buffer Amount) × Downside Participation Factor]

If the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 20.00%, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 20.00%. In this circumstance, you will lose some or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.
Buffer Amount:	20.00%
Downside Participation Factor:	125.00%
Laggard Underlying:	The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level
Initial Level
Absolute Return:	The absolute value of the Underlying Return of the Laggard Underlying. For example, if the Underlying Return of the Laggard Underlying is -5.00%, the Absolute Return will equal 5.00%
Initial Level:	For each Underlying, the closing level of such Underlying on September 25, 2015, as set forth in the table under “Underlyings” above. The Initial levels are not the respective closing levels of the Underlyings on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Final Valuation Date
Trade Date:	September 28, 2015
Settlement Date:	October 1, 2015
Final Valuation Date[1]:	March 28, 2017
Maturity Date[1]:	March 31, 2017
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152RR88 / US25152RR883

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “Resolution Act”), which became effective on January 1, 2015. The Resolution Act may result in the securities being subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by our competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) apply any other resolution measure, including (but not limited to) a transfer of the securities to another entity, an amendment of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.”

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purpose of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities and (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee, paying agent, issuing agent, authenticating agent, registrar or calculation agent.

This is only a summary, for more information please see the accompanying prospectus dated July 31, 2015, including the risk factor “The securities may become subordinated to the claims of other creditors, be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us.”

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated July 31, 2015. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the relevant Observation Date (including the Final Valuation Date). The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable for your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the payment due upon an Automatic Call per $1,000 Face Amount of securities on each of the Observation Dates. The Call Returns below reflect a rate of 10.50% per annum.

Observation Date	Call Settlement Date	Call Return	Payment upon an Automatic Call (per $1,000 Face Amount of securities)
March 29, 2016	April 1, 2016	105.25%	$1,052.50
September 28, 2016	October 3, 2016	110.50%	$1,105.00
March 28, 2017 (Final Valuation Date)	March 31, 2017 (Maturity Date)	115.75%	$1,157.50

 If the securities are not called:

The following table below illustrates the Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances if the securities are not automatically called. Because the securities are not automatically called on the Final Valuation Date, the Final Level of at least one of the Underlyings will be less than its Initial Level. The hypothetical Payments at Maturity set forth below reflect the Buffer Amount of 20.00% and the Downside Participation Factor of 125.00%. The actual Initial Level for each Underlying is set forth on the cover of this pricing supplement. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Securities (%)
-1.00%	$1,010.00	1.00%
-5.00%	$1,050.00	5.00%
-10.00%	$1,100.00	10.00%
-15.00%	$1,150.00	15.00%
-20.00%	$1,200.00	20.00%
-25.00%	$937.50	-6.25%
-30.00%	$875.00	-12.50%
-40.00%	$750.00	-25.00%
-50.00%	$625.00	-37.50%
-60.00%	$500.00	-50.00%
-70.00%	$375.00	-62.50%
-80.00%	$250.00	-75.00%
-90.00%	$125.00	-87.50%
-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the tables above are calculated.

Example 1: The closing levels of both Underlyings are greater than their respective Initial Levels on the first Observation Date. Because the closing levels of both Underlyings on the first Observation Date are greater than their respective Initial Levels, the securities are automatically called on the first Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,052.50 per $1,000 Face Amount of securities.

Example 2: The closing levels of both Underlyings are less than their respective Initial Levels on the first Observation Date and greater than their respective Initial Levels on the second Observation Date. Because the closing levels of both Underlyings on the second Observation Date are greater than their respective Initial Levels, the securities are automatically called on the second Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,105.00 per $1,000 Face Amount of securities.

Example 3: The closing level of at least one Underlying is less than its Initial Level on each Observation Date prior to the final Observation Date and the closing levels of both Underlyings are greater than their respective Initial Levels on the final Observation Date. Because the closing level of at least one Underlying is less than its Initial Level on each Observation Date prior to the final Observation Date, the securities are not automatically called prior to the final Observation Date. Because the closing levels of both Underlyings on the final Observation Date are greater than their respective Initial Levels, the securities are automatically called on the final Observation Date and the investor will receive on the Maturity Date a cash payment of $1,157.50 per $1,000 Face Amount of securities.

Example 4: The closing level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date) and the Final Level of the Laggard Underlying is less than its Initial Level by 10.00%, resulting in an Underlying Return of the Laggard Underlying of -10.00%. Because the closing level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount of 20.00%, the investor will receive on the Maturity Date a cash payment of $1,100.00 per $1,000 Face Amount of securities, reflecting the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows:

$1,000 + ($1,000 × Absolute Return)

$1,000 + ($1,000 × |-10.00%|) = $1,100.00

Example 5: The closing level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date) and the Final Level of the Laggard Underlying is less than its Initial Level by 40.00% (while the Final Level of the other Underlying is greater than its Initial Level), resulting in an Underlying Return of the Laggard Underlying of -40.00%. Because the closing level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 20.00%, despite the Final Level of the other Underlying being greater than its Initial Level, the investor will receive on the Maturity Date a cash payment of $750.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Underlying Return of the Laggard Underlying + Buffer Amount) × Downside Participation Factor]

$1,000 + [$1,000 × (-40.00% + 20.00%) × 125.00%] = $750.00

Example 6: The closing level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date) and the Final Levels of both Underlyings are less than their respective Initial Levels, with the Final Level of the Laggard Underlying being less than its Initial Level by 60.00%, resulting in an Underlying Return of the Laggard Underlying of -60.00%. Because the closing level of at least one Underlying is less than its Initial Level on each Observation Date (including the final Observation Date), the securities are not automatically called. Because the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 20.00%, the investor will receive on the Maturity Date a cash payment of $500.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Underlying Return of the Laggard Underlying + Buffer Amount) × Downside Participation Factor]

$1,000 + [$1,000 × (-60.00% + 20.00%) × 125.00%] = $500.00

Selected Purchase Considerations

•	STEP-UP APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED ― If the closing levels of both Underlyings on any semi-annual Observation Date (including the Final Valuation Date) are greater than or equal to their respective Initial Levels, the securities will be automatically called. If the securities are automatically called, you will receive on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of securities equal to the Face Amount multiplied by the applicable Call Return based on a rate of 10.50% per annum. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount, you will receive a return on the securities equal to the absolute value of the Underlying Return of the Laggard Underlying. However, if the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount of 20.00%. For example, an Underlying Return of the Laggard Underlying of -40.00% will result in a 25.00% loss of your initial investment. You will lose some or all of your investment if the securities are not automatically called and the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount.

•	POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE ― While the original term of the securities is approximately eighteen months, the securities will be automatically called if the closing levels of both Underlyings on any semi-annual Observation Date (including the Final Valuation Date) are greater than or equal to their respective Initial Levels, and you will receive the applicable payment corresponding to that Observation Date, as set forth on the cover of this pricing supplement.

•	RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the Russell 2000® Index and the S&P 500® Index, as described herein. If the securities are not automatically called, any payment you receive at maturity will be determined solely by reference to the performance of the Laggard Underlying.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity or pursuant to a call) and (ii) the gain or loss on your securities should be short-term capital gain or loss unless you have held the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” generally will not apply to the securities.

Withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including upon an automatic call or at maturity, of a security occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to a hypothetical investment in the Underlyings or a direct investment in the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The return on the securities at maturity is linked to the performance of the Laggard Underlying. If the securities are not automatically called, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. In this circumstance, you will lose some or all of your investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE SECURITIES IS LIMITED — If the securities are automatically called, the return on the securities will be limited by the pre-specified Call Return on the relevant Observation Date, regardless of the performance of the Underlyings. In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be as short as six months and your return on the securities would be less than what you would have received if the securities were called on a later Observation Date. If the securities are not automatically called and the Final level of the Laggard Underlying is less than its Initial Level by an amount not greater than the Buffer Amount, you will receive at maturity a return on the securities equal to the absolute value of the negative Underlying Return of the Laggard Underlying. In this circumstances, your positive return will be limited to being no greater than 20.00%, which is equal to the Buffer Amount. However, if the securities are not automatically called and the Final level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount, for each $1,000 Face Amount of securities, you will lose 1.25% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than the Buffer Amount. Therefore, the return on the securities is limited regardless of whether the securities are automatically called or not.

•	REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — If the securities are not automatically called, the Payment at Maturity will be determined solely by reference to the performance of the Laggard Underlying, without taking into consideration the performance of the other Underlying.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your initial investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BECOME SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS, BE WRITTEN DOWN, BE CONVERTED OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — On May 15, 2014, the European Parliament and the Council of the European Union published the Bank Recovery and Resolution Directive for establishing a framework for the recovery and resolution of credit institutions and investment firms. The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. To implement the Bank Recovery and Resolution Directive, Germany has adopted the Resolution Act, which became effective on January 1, 2015. The Resolution Act may result in the securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the securities; converting the securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the securities to another entity, amending the terms and conditions of the securities or cancelling of the securities. We expect additional Resolution Measures to become applicable to us when the European regulation of July 15, 2014 relating to the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (commonly referred to as the “SRM Regulation”) becomes effective on January 1, 2016. On May 26, 2015, the German Federal Government published a draft bill of a Resolution Mechanism Act. One of this law’s primary purposes would be to conform German law to the SRM Regulation. In addition, the draft bill proposes that in the event of an insolvency proceeding, senior unsecured debt instruments would by operation of law rank junior to all other outstanding unsecured unsubordinated obligations, but in priority to all contractually subordinated instruments. The proposed subordination would not apply if the terms of the senior unsecured debt instruments provide that (i) the repayment amount depends on the occurrence or non-occurrence of a future event, or will be settled in kind, or (ii) the interest amount depends on the occurrence or non-occurrence of a future event, unless it depends solely on a fixed or variable reference interest rate and will be settled in cash. Instruments that are typically traded on money markets would not be subject to the proposed subordination. The proposed order of priorities would apply to insolvency proceedings commenced on or after January 1, 2016. If enacted, the proposed subordination of senior unsecured debt instruments could apply to the securities, which would most likely result in a larger share of loss being allocated to the securities in the event of an insolvency proceeding or the imposition of any Resolution Measures by the competent resolution authority. The final version of the Resolution Mechanism Act may provide for additional Resolution Measures that may become applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us.

By acquiring the securities, you would have no claim or other right against us arising out of any subordination or Resolution Measure, and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purpose of the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent for, agree not to initiate a suit against the trustee and the paying agent in respect of, and agree that neither the trustee nor the paying agent will be liable for, any action that the trustee or the paying agent takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by our competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS A HYPOTHETICAL INVESTMENT IN THE UNDERLYINGS OR A DIRECT INVESTMENT IN THE STOCKS COMPOSING THE UNDERLYINGS — The return on your securities may not reflect the return you would have realized if you had hypothetically invested in the Underlyings or directly invested in the stocks composing the Underlyings. For instance, you will not participate in any potential increase in the level of either Underlying, which could be significant, even though at maturity you may be exposed to the negative performance of the Laggard Underlying.

•	IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the levels of the Underlyings. Changes in the levels of the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined solely by reference to the performance of the lesser performing of the two Underlyings. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings and your return will be based on the lesser performing of the Underlyings, as measured on each Observation Date (including the Final Valuation Date). Poor performance by either of the Underlyings over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by a positive performance by the other Underlying.

•	THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Russell 2000® Index may be less liquid and more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	BOTH UNDERLYINGS REFLECT THE PRICE RETURN OF THEIR RESPECTIVE COMPONENT STOCKS, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — Both Underlyings reflect the changes in the market prices of their respective component stocks. Neither Underlying is, however, a “total return” index, which, in addition to reflecting the price returns of the stocks composing such Underlying, would also reflect the reinvestment of all dividends and other distributions paid on such stocks.

•	THE SPONSOR OF AN UNDERLYING MAY ADJUST THE RELEVANT UNDERLYING IN WAYS THAT AFFECT THE LEVEL OF SUCH UNDERLYING AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of an Underlying (the “Index Sponsor”) is responsible for calculating and maintaining the relevant Underlying. The Index Sponsor can add, delete or substitute the relevant Underlying components or make other methodological changes that could change the level of such Underlying. You should realize that the changing of such Underlying components may affect such Underlying, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Underlying. Any of these actions could adversely affect the value of, and your return on, the securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the relevant Underlying.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing levels of the Underlyings and/or the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the levels of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates of the stocks composing the Underlyings;

•	the composition of the Underlyings;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the levels of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the levels of the Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create an incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVELS OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the levels of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the levels related to the Underlyings that affect whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the Russell 2000® Index and the S&P 500® Index based on their daily closing levels from September 28, 2010 through September 28, 2015. The closing level of the Russell 2000® Index on September 28, 2015 was 1,090.570. The Initial Level of the Russell 2000® Index is 1,122.789, equal to the closing level of the Russell 2000® Index on September 25, 2015. The closing level of the S&P 500® Index on September 28, 2015 was 1,881.77.The Initial Level of the S&P 500® Index is 1,931.34, equal to the closing level of the S&P 500® Index on September 25, 2015. The graphs below show (i) with respect to the Russell 2000® Index, the closing level that would result in a percentage decline from its Initial Level that is equal to the Buffer Amount of 20.00% and (ii) with respect to the S&P 500® Index, the closing level that would result in a percentage decline from its Initial Level that is equal to the Buffer Amount of 20.00%. We obtained the historical closing levels below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the closing levels of the Underlyings on any of the Observation Dates (including the Final Valuation Date). We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the Russell 2000® Index

Closing Level
1,400
1,200
1,000
800
600
400
200
0
28-Sep-10
28-Sep-11
28-Sep-12
28-Sep-13
28-Sep-14
28-Sep-15

Source: Bloomberg

Historical Performance of the S&P 500® Index

Closing Level
2,500
2,000
1,500
1,000
500
0
28-Sep-10
28-Sep-11
28-Sep-12
28-Sep-13
28-Sep-14
28-Sep-15

Source: Bloomberg

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker-dealers of 0.05% or $0.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated July 31, 2015, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated July 31, 2015, which has been filed as an exhibit to the registation statement referred to above.